Exhibit 99.(d)(4)

STOCK OPTION AWARD AGREEMENT

pursuant to the

XETA TECHNOLOGIES, INC.

2004 OMNIBUS STOCK INCENTIVE PLAN

SUMMARY OF STOCK OPTION AWARD

Employee Name (the “Employee”):
Date of Grant (“Date of Grant”):
No. of Shares Subject to Option
(the “Shares”):
Exercise Price per Share
(the “Exercise Price”):
Vesting Date (the “Vesting Date”):
Option Expiration Date:
(the “Expiration Date”)
Identification of Option as either
(check one):	☐ Incentive Stock Option
(subject to Section 2 below)
OR
☐ Non-qualifying Stock Option

The foregoing Stock Option Award was granted by XETA Technologies, Inc. (the “Company”) on [DATE] pursuant to its 2004 Omnibus Stock Incentive Plan as amended and restated December 18, 2008 (the “Plan”), and is subject to all of the terms and conditions set forth in this Stock Option Award Agreement (the “Agreement”) and the Plan, all of which are deemed incorporated herein in their entirety as one single and fully integrated agreement.

TERMS OF AWARD

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

1.                                      Grant of Option.  As of the Date of Grant, the Company has granted to the Employee a right to purchase the Shares at the Exercise Price per share, subject to the terms and provisions of this Agreement and the Plan, as may be amended from time to time (the “Option”).  Except as otherwise provided in Section 6 below, the Option will automatically expire at the close of business on the Expiration Date.  In no event shall the Option or any portion thereof be exercised or deemed exercisable at any time beyond the Expiration Date.

2.                                      Qualification of Option.  If identified above as an incentive stock option, the Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares designated as Incentive Stock Options which become exercisable for the first time by the Employee during any calendar year (under the Plan and any other stock option plans of the Company) exceeds $100,000, the Shares that exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options for tax purposes.

3.                                      Option Term.  The Option shall have a term of [        ] years measured from the Date of Grant (the “Term”) and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Section 6 below or otherwise as may be provided under the Plan.

4.                                      Vesting Schedule and Right to Exercise.  The Option shall vest according to the following schedule:  [                         ].  Once the Option is vested, the Option may be exercised in whole or in part at any time and from time to time during the Term on or before the Expiration Date, or until sooner termination of the Term pursuant to Section 6 below or as otherwise may be provided under the Plan.

5.                                      Manner of Exercising Option.

(a)                                  Notice of Exercise.  The Option shall be exercisable by delivering a written notice at least one business day in advance of the proposed exercise date.  The notice shall be delivered to the attention of the Company’s Corporate Secretary at the Company’s principal office in Broken Arrow, OK.  The notice shall be signed by the Employee (or such other person as may have the right to exercise the Option) and shall state (i) the election to exercise the Option, (ii) the whole number of shares in respect of which the Option is being exercised, and (iii) the date of the proposed exercise.

(b)                                 Payment.  Payment of the Exercise Price for the shares purchased upon exercise shall be made on or before the proposed exercise date either by:

(i)                                   cash, certified check, bank cashier’s check or wire transfer;

(ii)                                payment through a broker-dealer sale and remittance procedure pursuant to which the Employee (x) shall provide written instructions to a brokerage firm to effect the immediate sale of some or all of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares, and (y) shall provide written instructions to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction;

(iii)                             delivering (x) such number of shares of common stock in the Company which have been owned by the Employee for at least six months, and which have a Fair Market Value as of the Exercise

Date equal to the Exercise Price due for the purchased shares, and (y) appropriate stock powers duly signed by the Employee; or

(iv)                              any combination of the foregoing methods or such other method as may be permitted by the Committee.

(c)                                  Taxes.  The Employee shall make appropriate arrangements with the Company for the satisfaction of all federal, state and local income and employment tax withholding obligations applicable to the Option exercise, as provided under the Plan.

(d)                                 Other Documentation.  The Employee shall execute and deliver to the Company such written representations as may be requested by the Company in order for it to comply with applicable requirements of federal and state securities laws, as well as any other applicable laws, rules or regulations.

(e)                                  Exercise Date.  The Option shall be deemed to be exercised upon receipt by the Company of each of the foregoing (the “Exercise Date”).

6.                                      Termination of Employment.

(a)                                  If the Employee’s employment with the Company terminates for any reason before the Option vests, then the Option shall automatically expire upon such date of termination and cease to be outstanding.

(b)                                 If, after the Option vests, the Employee’s employment with the Company terminates:

(i)                                     for any reason other than death, Disability or Cause, the Employee will have the right to exercise the Option for a period of three months (or 120 days in the case of a Non-Qualified Stock Option) following the date of such termination or until the Expiration Date, whichever first arrives.  At the end of such three months (or 120 days if applicable), the Term of the Option will expire;

(ii)                                  due to the Employee’s death, then the Employee or the person or persons to whom his rights pass by will or by the laws of descent and distribution, will have the right to exercise the Option for a period of one (1) year following the Employee’s date of death or until the Expiration Date, whichever first arrives;

(iii)                               due to the Employee’s Disability, then the Employee or his duly appointed guardian, if any, will have the right to exercise the Option for a period of  one (1) year after the date of such termination or until the Expiration Date, whichever first arrives;

(iv)                              for Cause (as defined in the Plan), the Option shall be immediately forfeited unless already duly exercised prior to the date of such termination for Cause.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Option be exercised at any time after its Expiration Date.

7.                                      Shareholder Rights.   Employee’s ownership of the shares purchased by exercise of the Option shall not be registered on the books of the Company until all requirements for exercise of the Option under Section 5 of this Agreement and under the Plan have been satisfied with respect to such Shares.  The Employee shall not be deemed to be a shareholder or to have any rights of a shareholder with respect to any Shares until such time as ownership of the shares purchased upon exercise has been recorded on the books of the Company, either by direct registration or the issuance of a stock certificate, whichever is applicable.

8.                                      Transferability.  The Option is not transferable and may not be assigned by the Employee, other than by will or by the laws of descent and distribution following the Employee’s death.  A transfer by will or by the laws of descent and distribution shall not be effective to bind the Company until the documents described in Section 20 of the Plan have been duly provided to the Company.  Notwithstanding the foregoing, Options that are not Incentive Stock Options may, in the sole discretion of the Committee, be transferred during the Employee’s lifetime to certain family members only upon the conditions and as further prescribed in Section 20 of the Plan.

9.                                      Change in Control.  In the event of a Change in Control as defined in the Plan, the Option will be governed by the terms of Section 7(f) of the Plan.

10.                               Construction; Governing Law.  This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and in are in all respects limited by and subject to the terms of the Plan.  All decisions of the Committee we respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Option.  In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern.  This Agreement shall be governed by the laws of the State of Oklahoma, without resort to that state’s conflict-of-laws rules.

11.                               Nature of Option and Acknowledgement of Employee.  In accepting the Option, the Employee acknowledges and agrees that:

(a)                                  the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Agreement;

(b)                                 the award of the Option is voluntary and does not create any right on the part of the Employee to receive future grants of options; all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(c)                                  neither the Option, nor this Agreement confers upon the Employee any right with respect to the continuation of employment with the Company; and

(d)                                 the future value of the Shares is unknown and cannot be predicted with any degree of certainty.

EXECUTED in Broken Arrow, Oklahoma, on and as of the Effective Date.

XETA TECHNOLOGIES, INC.

Greg D. Forrest
Chief Executive Officer

“Employee”